Exhibit 10.7

***Text Omitted and Filed Separately with the Securities and Exchange Commission

DISTRIBUTION AGREEMENT

DATED AS OF MARCH 1, 2012

BETWEEN

AMPIO PHARMACEUTICALS, INC.

AND

FBM INDUSTRIA FARMACEUTICA, LTDA.

DISTRIBUTION AGREEMENT (this “Agreement”), dated as of March 1, 2012 (the “Effective Date”), between Ampio Pharmaceuticals, Inc., a Delaware corporation (“Ampio”), and FBM Industria Farmaceutica, Ltda., VP 3D, Qd, 8B, Mod. 9112 CEP 75132-095, Anapolis - GO, Brazil (“Distributor”). Each of Ampio and Distributor are referred to herein as a “Party” or the “Parties.”

Introduction

Ampio has rights to market, distribute and sell the Product. Ampio wishes to distribute the Product by appointment of distributors to make sales in certain territories.

Ampio wishes to appoint Distributor as its exclusive distributor to promote, advertise, market, distribute and sell the Product in Brazil (the “Territory”) and Distributor wishes to act as distributor on the terms and conditions set forth in this Agreement.

Capitalized terms shall have the meanings ascribed to such terms in Section 12.2 or as otherwise provided in this Agreement.

For good and valuable consideration, and in reliance upon the covenants, promises, and representations and warranties contained herein, the Parties, intending legally to be bound, hereby agree as follows:

ARTICLE I

APPOINTMENT OF DISTRIBUTOR

Section 1.1 Appointment.

(a) Subject to the terms and conditions of this Agreement, Ampio hereby appoints Distributor to act as its exclusive distributor to promote, advertise, market, distribute and sell the Product in the Field in the Territory during the Term. Distributor hereby accepts the appointment and agrees to use commercially reasonable efforts to promote, advertise, market, distribute and sell the Product in the Field in the Territory during the Term in accordance with the terms and conditions of this Agreement.

(b) Subject to Article 8, Ampio hereby retains all rights outside the Territory and outside the Field with respect to the Product in all respects, including the right to appoint other distributors.

(c) Ampio shall forward to Distributor all inquiries, requests for information and purchase orders from Persons in the Field in the Territory relating to the Product.

(d) At all times during the Term, Distributor shall obtain, hold and Maintain, at its own cost and expense, all applicable Brazilian Governmental Authority authorizations to label, package, promote, advertise, market, distribute and sell the Product in the Territory, including, without limitation, licenses, registrations and/or authorizations that are required from a distributor of pharmaceutical products, probiotics, enzymes, cosmetics and contraceptives.

Section 1.2 Exclusivity. The appointment in Section 1.1(a) shall be exclusive to Distributor in the Field in the Territory during the Term until the Exclusivity Termination Date (if any). During the Term until the Exclusivity Termination Date, Ampio shall not (directly or indirectly) appoint as its distributor any Person to, nor shall itself, promote, advertise, market, distribute or sell the Product, or any versions thereof, or any competitive Product in the Field in the Territory, nor shall supply any Third Party for promotion, advertisement, marketing, distribution or sale of the Product, or any versions thereof, or any competitive Product, in the Field in the Territory.

Section 1.3 Limitations on Appointment. Distributor shall not, and, if permitted under applicable Laws, shall cause each of its Sub-Distributors not to, (i) actively promote, advertise, market, distribute or sell the Product outside the Field or outside the Territory; or (ii) support by its own actions any Third Party in doing any of the foregoing (which support includes, for example and without limitation, providing any written marketing materials, conducting or financing any clinical trials or otherwise providing any consideration in support of same). In addition, once Distributor learns of any conduct by a Sub-Distributor of these prohibited activities, Distributor shall, if permitted under applicable Laws, use commercially reasonable efforts to end all such prohibited activities by such Sub-Distributor within a commercially reasonable time period, which in all events shall be within 6 months of first learning of any such prohibited activities by such Sub-Distributor, and if unable to end all such prohibited activities by such efforts: if permitted under applicable Laws, (a) terminate the appointment of such Sub-Distributor; and (b) stop selling (directly or indirectly through other Sub-Distributors or otherwise) the Product to such Sub-Distributor. If Ampio notifies Distributor in writing of any conduct by a non-Affiliated Sub-Distributor of any such prohibited activities, Distributor shall thereafter confirm in writing to Ampio that Distributor has complied with the immediately preceding sentence with respect to such Sub-Distributor. The Parties agree that if Distributor breaches its obligations under this Section 1.3, Ampio shall have the right, in Ampio’s sole discretion, to either (a) provide written notice to convert Distributor’s appointment pursuant to Section 1.1 from exclusive distributor to non-exclusive distributor and the date of receipt of such notice shall be treated as an Exclusivity Termination Date; or (b) terminate this Agreement pursuant to Section 10.2.

Section 1.4 No Compensation. Ampio is not obligated to pay compensation for Distributor’s performance of its obligations hereunder, and Distributor’s sole compensation shall arise from its resale of the Product. Ampio shall not provide Distributor with any other compensation or benefits, and Ampio shall not be responsible for reimbursement of any out-of-pocket expenses, except as expressly set forth herein.

Section 1.5 Relationship. In the exercise of their respective rights and the performance of their respective obligations hereunder, the Parties are and shall remain independent contractors. Nothing in this Agreement shall be construed:

(a) to give either Party the right or power to direct or control the daily activities of the other Party;

(b) to create the relationship between the Parties of principal and agent, franchiser and franchisee, partners, joint ventures, co-owners or otherwise as participants in a joint undertaking;

(c) to authorize either Party to bind the other Party to, or assume or create any contract and obligation of any kind, express or implied, on behalf of the other Party or to any other Person; or

(d) to waive any right, interest and claim that one of the Parties may have against any other Person.

ARTICLE II

MARKETING AND PROMOTION

Section 2.1 Steering Committee.

(a) The Parties shall appoint a committee (the “Steering Committee”) comprised of one member designated by Ampio and one member designated by Distributor. The initial members of the Steering Committee shall be Bruce Miller, Zertane Product Manager, for Ampio and Dr. Alexandre Feliciano Ferreira, for Distributor. Each Party may replace its Steering Committee member at any time upon written notice to the other Party.

(b) The Steering Committee shall meet at least on a calendar quarterly basis, which meeting can be a teleconference, and shall be responsible for reviewing and steering the promotion, advertising and marketing activities relating to the Product and the performance of the Agreement by the Parties.

(c) Each Party may invite, with the approval of the other Party (which shall not be unreasonably withheld), additional individuals to attend one or more meetings of the Steering Committee as ad hoc guests.

Section 2.2 Promotion, Advertising and Marketing.

(a) During the Term, Distributor shall actively promote, advertise, market, distribute and sell the Product only in the Field and only in the Territory.

(b) Distributor shall commercialize the Product in accordance with the Business Plans attached as Exhibit A and such additional Business Plans to be developed by Distributor during the Term of this Agreement. Distributor shall update the Business Plans at least annually and present them to Ampio for review no later than October 1 of each year preceding the implementation of such plan. Such Business Plan shall include, at a minimum: (i) Distributor’s proposed promotion, advertising and marketing efforts; and (ii) a list of planned promotional activities, such as training sessions for the education and training of Customers.

(c) Distributor shall produce promotion, advertising and marketing materials for the Product in the Territory. In connection therewith, Distributor shall conduct such activities, including development, translation, printing and communication of marketing, sales, medical education or other related materials (e.g., sales literature, advertising materials and promotional programs) as commercially necessary for the distribution and sale of the Product in the Territory (along with all other documents and other materials intended for public distribution created by or on behalf of Distributor or any Sub-Distributor regarding Ampio or any Product, collectively, “Distributor Materials”). Ampio shall provide such support (e.g., regarding technical information relating to the Product or printed materials such as product labels) as is reasonably necessary to permit Distributor to fulfill any relevant regulatory requirements with regard to the Distributor Materials. Distributor shall bear its own costs associated with Distributor Materials, and shall provide all Distributor Materials that would entail public communication regarding the Product to Ampio (translated in English, if applicable) for its prior review and prompt approval insofar as the material relates to the Product, which approval shall not be unreasonably withheld, provided that any accurate translation of any such materials previously approved by Ampio, or any materials provided by Ampio, shall not require Ampio’s separate approval. Unless Ampio has notified Distributor of any objections within 10 Business Days after receipt of such Distributor Materials, Ampio shall be deemed to have approved the Distributor Materials.

Section 2.3 Sub-Distributors. Distributor shall be entitled to appoint one or more Sub-Distributors to promote, advertise, market, distribute or sell the Product in the Territory in accordance with the terms and conditions of this Agreement; provided, however, that Distributor shall not utilize or engage any Competitor of Ampio as a Sub-Distributor, without the prior written consent of Ampio. Distributor shall remain jointly and severally liable under this Agreement for the actions and omissions of each of its Sub-Distributors, and Distributor shall be solely responsible for any commitments, obligations or liabilities made by any of its Sub-Distributors. Distributor hereby acknowledges that the appointment of any such Sub-Distributor does not reduce, impair or negatively affect its ability to perform each one of its obligations hereunder.

Section 2.4 Customer Information.

(a) Within 20 days of the end of each Calendar Quarter during the Term, Distributor shall provide Ampio with a quarterly report, which shall include the following information: (i) the number of new Customers added in the Calendar Quarter ; (ii) the number of unit sales of each Product ; (iii) the average price paid by each Customer for each Product ; (iv) any information required by Law, such as Customer complaint information; and (v) any such other information that may be reasonably requested by Ampio.

Section 2.5 Rights and Obligations of Distributor. Consistent with applicable Laws, Distributor shall actively promote the sale and distribution of the Product in the Territory. Without limiting any other obligation of Distributor hereunder, in particular, Distributor shall:

(a) appoint and train appropriately qualified staff to carry out its duties under this Agreement;

(b) undertake debtor collection;

(c) check product availability and confirm delivery dates to Customers;

(d) take orders from Customers and place such orders with Ampio;

(e) track Customers’ orders and respond to Customers’ inquiries on orders;

(f) undertake key account management;

(g) provide other customer service activities as requested by Ampio and agreed to by Distributor;

(h) assume no obligation or liability in Ampio’s name;

(i) refrain from acting in such a manner as to be construed an employee or agent of Ampio;

(j) make no representations or claims with respect to the Product, except in accordance with Section 3.1;

(k) maintain sufficient inventory to fulfill its obligations under this Agreement and to Customers;

(l) keep Ampio informed on a reasonably regular basis on sales activity, and promptly disclose to Ampio all material information relating to the Product obtained concerning purchasing plans of existing and prospective Customers;

(m) within 30 days of expiration or termination of this Agreement, return to Ampio, at Ampio’s expense, all samples, catalogs, literature, correspondence, sales records, market data or information and other similar documents or materials on hand relating to the Product;

(n) submit marketing materials relating to the Product to the Brazilian Governmental Authorities, whenever required or necessary by applicable Law, or as directed by Ampio or any Governmental Authority in the Territory, and provide reasonable assistance to Ampio in connection with Ampio’s submission of marketing materials relating to the Product in any country or jurisdiction in which Ampio is required by Laws to make such submissions;

(o) maintain facilities, including warehousing and distribution facilities, in the Territory suitable for the conduct of Distributor’s business and in compliance with all applicable legal requirements; and

(p) obtain, hold and Maintain all Product Registrations.

Distributor may agree to provide other incidental services and perform other administrative functions in connection with or incidental to its duties hereunder, consistent with applicable Laws.

Section 2.6 Competing Product. During the Term, Distributor shall not, and, if permitted under applicable Laws, shall cause its Sub-Distributors not to, directly or indirectly engage in the manufacture, sale, offer for sale, marketing, promotion, distribution, solicitation of order or service of any competitive product in the Territory other than the Product as provided in this Agreement. In addition, once Distributor learns of any conduct by a Sub-Distributor of such activities, Distributor shall, unless such activities have been approved by Ampio and unless prohibited by applicable Laws, use commercially reasonable efforts to promptly end all such activities by such Sub-Distributor within a commercially reasonable time period, which in all events shall be within 6 months of first learning of any such prohibited activities by such Sub-Distributor, and if unable to end all such prohibited activities by such efforts: if permitted under applicable Laws (a) terminate the appointment of such Sub-Distributor; and (b) stop selling (directly or indirectly through other Sub-Distributors or otherwise) the Product to such Sub-Distributor. If Ampio notifies Distributor in writing of any conduct by a non-Affiliated Sub-Distributor of any such prohibited activities, Distributor shall thereafter confirm in writing to Ampio that Distributor has complied with the immediately preceding sentence with respect to such Sub-Distributor. The Parties agree that if Distributor breaches its obligations under this Section 2.6, Ampio shall have the right, in Ampio’s sole discretion, to either (a) provide written notice to convert Distributor’s appointment pursuant to Section 1.1 from exclusive distributor to non-exclusive distributor the date of receipt of such notice shall be treated as an Exclusivity Termination Date; or (b) terminate this Agreement pursuant to Section 10.2.

ARTICLE III

DISTRIBUTION OF PRODUCT

Section 3.1 Distributor Covenants. Distributor hereby covenants and agrees for the benefit of Ampio that Distributor shall:

(a) conduct any promotion, advertising, marketing, distribution or sale of the Product in accordance with all applicable Laws and in material conformance with applicable industry codes, guidelines and standards, including each as amended and in force from time to time, and shall cultivate good relationships with Customers and potential customers in the Territory in accordance with sound commercial principles;

(b) observe and comply with such storage, stock control and operational practices and procedures with respect to the Product as may be legally required and as Ampio may specify or approve from time to time;

(c) not make any representation to Customers nor give any warranties other than those printed on the Product’ packaging or labeling or included within marketing or sales aid material or other Product information provided or agreed to by Ampio;

(d) during the Term of this Agreement and for 3 years following expiration or termination of this Agreement, or such longer period as may be required by applicable Laws, maintain complete and accurate books of account and records showing orders placed, sales and services stock with respect to the Product;

(e) not use the services of any Person debarred or suspended under section 306 of the Federal Food, Drug, and Cosmetic Act, as amended, or under the Brazilian ANVISA regulation, in performing its obligations or exercising its rights under this Agreement. Distributor shall promptly notify Ampio if any Person whose services Distributor is using in the performance of its obligations or exercise of its rights under this Agreement becomes debarred or suspended;

(f) submit marketing materials relating to the Product, if any, to local Governmental Authorities in the Territory where such submissions are required or necessary or as directed by Ampio or any Governmental Authority;

(g) be responsible for all reimbursement activity relating to the Product;

(h) promote, advertise, market, distribute and sell the Product in the Territory in substantially the same manner as other of Distributor’s businesses; and

(i) execute trade terms, quantity discount, settlement terms, etc. in substantially the same manner as other of Distributor’s businesses.

Section 3.2 Branding. Distributor shall have the right to choose the trademarks, logos and/or trade dress (the “Product Branding”) pursuant to which the Product are marketed and sold in the Territory, provided, however, that Ampio’s “Zertane” trademark shall be included in the Product Branding in a manner to be mutually agreed upon by the Steering Committee.

Section 3.3 Insurance. The Parties shall maintain adequate insurance, in such amounts and with such insurance companies as is customary in accordance with sound business practices consistent with the nature of the Product. Each Party shall upon the request of the other Party furnish certificates of such insurance.

ARTICLE IV

PURCHASE, SALE AND DELIVERY OF PRODUCT

Section 4.1 Supply of Product.

(a) Ampio shall use commercially reasonable efforts to manufacture and supply the Product with the Product Branding for Distributor during the Term with such quantities of the Product as Distributor shall order from Ampio on the terms and conditions set forth in this Agreement.

(b) Ampio shall have the right to satisfy its supply obligations under this Agreement either in whole or in part through arrangements with Affiliates or Third Parties engaged by Ampio, provided that Ampio remains solely liable for the performance of such obligations.

(c) Ampio shall notify Distributor as soon as commercially reasonable, taking due account of Distributor’s need to be informed, in the event Ampio anticipates any problems with supplying the quantities of the Product set forth in any forecast provided pursuant to Section 4.3, and the Parties shall agree on appropriate measures to address any such problems.

Section 4.2 Forecasts. Upon execution of this Agreement, and for each Calendar Quarter thereafter, Distributor shall provide to Ampio, fifteen (15) days before the start of each Calendar Quarter a written forecast of its best estimate Order forecast for the 12-month period beginning with the start of the next Calendar Quarter, such forecast to be broken down Product-by-Product and month-by-month. Except as provided in Section 4.5(c), the forecasted amounts for the first 4 quarters of the forecast shall be deemed a binding and firm purchase order.

Section 4.3 Orders.

(a) All orders from Distributor to Ampio shall be initiated by a written purchase order specifying the quantities of the Product and requested dates of shipment (each, an “Order”) and shall be deemed accepted within 5 Calendar Days after receipt by Ampio, unless Ampio notifies Distributor in writing within those 5 Calendar Days.

(b) Ampio shall not refuse to accept an Order which falls within the committed forecasts.

Section 4.4 Order of Precedence. Any inconsistency in any documents relating to the purchase of the Product shall be resolved by giving precedence in the following order: (i) the terms and conditions of this Agreement (including the Exhibits attached hereto); (ii) the provisions and text appearing on the face of the applicable Order insofar as they refer to the specific Order; and (iii) other documents, exhibits and attachments which accompany such Order.

Section 4.5 Taxes and Governmental Charges. Prices do not include any taxes or other governmental charges, including import or export duties, value-added, sales, use or privileges taxes, property or excise, or similar taxes levied by any government. Distributor shall pay all such taxes or charges on or before the due date.

Section 4.6 Shipment, Delivery and Title. Ampio shall deliver the Product EXW (Incoterms 2000) at a facility designated by Ampio in Europe on the date as specified in the Order, provided, that such dates specified in the Orders shall allow for a delivery time of at least thirty (30) days from date of Order. The product shall be delivered as bulk tablets and with Distributor responsible for labeling and packaging in final trade dress suitable for distribution to final users. Title to each of the Product shall pass to Distributor when delivery is made to the carrier at such point of shipment. Ampio shall be entitled to change the point of shipment, provided, however, that Ampio shall be responsible for any additional costs or expenses incurred by Distributor in connection with such changed point of shipment.

Section 4.7 Rejection of Delivery.

(a) Within 30 days of delivery of the Product to Distributor, Distributor shall notify Ampio in writing of any physical damage or issue which is apparent from an external review of the packaged Product, and within 15 days of Distributor’s receipt of notice from a Customer that any Product has a defect and/or does not conform to the Specifications for the Product, Distributor shall notify Ampio in writing of such claims by the Customer. In each case, Distributor shall, if possible, include with its notice sufficient samples to permit Ampio to evaluate Distributor’s or the Customer’s claims.

(b) Within 30 days of receipt of those samples, Ampio will inform Distributor in writing whether it accepts or rejects Distributor’s or the Customer’s claims. If the claim is accepted, then Ampio shall use its commercially reasonable efforts to replace the Product free of charge DDP (Incoterms 2010) destination as indicated by Distributor in writing or, at Distributor’s discretion, credit Distributor the amount actually paid by Distributor for such Product including transport and any taxes or other governmental charges. Distributor shall return all non-conforming Product (less reasonable samples) in its possession at Ampio’s expense within 30 days of the date of Ampio’s written confirmation that it accepts the claim, provided that such shipment can be made in accordance with applicable Laws, including export Laws.

(c) If Ampio does not accept the claim, the Parties shall submit samples of the non-conforming Product for testing to an independent expert agreed upon by both Parties acting reasonably. If the Parties are unable to agree on the identity of the expert, the Parties shall jointly apply to a mutually agreed Third Party for the appointment of an expert. The expert’s determination will be final absent of manifest error. The costs associated with such expert determination shall be borne by the losing Party.

Section 4.8 Terms of Payment. Ampio shall issue invoices for each shipment upon delivery in accordance with Section 4.6. Terms of payment shall be net thirty (30) days from date of the invoice. All payments shall be in United States Dollars and shall be fully net, without set-off, deduction or counterclaim.

Section 4.9 Payment and Pricing. Distributor shall pay to Ampio for Product supplied hereunder as follows:

Within thirty (30) days after supply by Ampio to Distributor, its Affiliates or its Subdistributors of any Product, Distributor shall pay to Ampio an amount equal to Transfer Price. “Transfer Price” means US$[…***…] per tablet, subject to annual adjustment on each anniversary of the date of first commercial sale of the Product in the Territory; provided that from and after the date upon which Distributor has bought and paid for […***…] pills, the Transfer Price shall be reduced by US$[…***…] per tablet.

Section 4.10 Withholding Tax. (a) All payments by Distributor hereunder shall be made without any deduction and free and clear of and without deduction for or on account of any withholding tax or similar tax deduction (the “Withholding Taxes”) , except to the extent that Distributor is required by law to make payment subject to such Withholding Taxes. If any amounts in respect of Withholding Tax must be deducted, or any other deductions for or on account of Withholding Tax must be made, from any amounts payable or paid by Distributor hereunder, Distributor shall pay such additional amounts as may be necessary to ensure that Ampio receives a net amount equal to the full amount which it would have received had payment not been made subject to deduction of such Withholding Tax.

(b) Without affecting item (a) above, if Ampio is required to make any payment on account of Withholding Tax on or in relation to any amount received or receivable hereunder or any liability in respect of such payment is asserted, imposed, levied or assessed against Ampio, Distributor shall, on demand by Ampio, indemnify and hold harmless Ampio against that payment or liability.

(c) Distributor shall maintain official receipts related to any Withholding Taxes and forward copies of such receipts to Ampio, as instructed by Ampio.

Section 4.11 Marketing Expenditures. For three years following the first commercial sale of the Product in the Territory, Distributor shall invest and spend at least $1,000,000 in Marketing Expenses on the Product in the Territory. Distributor shall draft a “Sales and Marketing Expenditure Plan” to be submitted to Ampio for its review and comment not later than three (3) months prior to the planned commercial launch of the Product in the Territory. Thereafter, Distributor shall prepare annual updates to the Sales and Marketing Expenditure Plan for each calendar year before September 15 of the prior year. Each draft of the Sales and Marketing Expenditure Plans shall be reviewed by the Steering Committee, and Distributor shall in good faith take into account any comments from the Steering Committee in connection with the finalization of each Sales and Marketing Expenditure Plan. Following the receipt of comments, if any, from the Steering Committee, Distributor shall finalize the Sales and Marketing Expenditure Plan with the terms and expenditures, including (i) a budget for aggregate annual sales and marketing expenditures (the “Budget”) and (ii) the targeted number of sales calls to physicians, determined appropriate by Distributor in its sole discretion (“Target Sales Calls”). Distributor shall submit each such final Sales and Marketing Expenditure Plan to the Steering Committee for its official records retention (which, in the case of annual updates, shall be submitted not later than November 15 of the prior year); provided, however that Distributor may amend and revise any such final Sales and Marketing Expenditure Plan to reflect any material change in condition not reasonably within the control of Distributor (including, but not limited to, Product safety issues, recalls, changes in regulatory requirements, interruption of supply and backorders). Upon written request from Ampio, Distributor shall affirm to Ampio its compliance with the foregoing minimum marketing expenditures and sales calls. If, however, Distributor fails to spend the minimum Budget amount or conduct such minimum Target Sales Calls, and Distributor further fails to cure such deficiencies within the first six (6) months of the following period, Ampio may elect to convert the appointment in Section 1.1. of this Agreement to non-exclusive in the Territory by providing written notice to Distributor.

Section 4.12 Late Charges. If Distributor fails to pay the price or any other payment due to Ampio promptly and when due, Ampio may recover, in addition to the price or payment, interest thereon at a rate of one percent (1%) per month.

Section 4.13 Trade Price. Distributor shall set the trade prices in consultation with the Steering Committee.

ARTICLE V

COMPLIANCE WITH LAWS; REGULATORY MATTERS; RECYCLING

Section 5.1 Export and Trade Regulations. Both Parties shall endeavor to at all times carry out the transactions contemplated by this Agreement in conformity with all applicable Laws (including the United States Export Administration Acts), and shall obtain all necessary permits and licenses required in connection with the purchase, installation, sale, shipment, service or use of the Product. Shipments by Ampio are or may be subject to restrictions and limitations imposed by United States export controls and other trade sanctions. Each Party shall at all times use commercially reasonable efforts to keep the other Party informed of, and both Parties shall at all times use commercially reasonable efforts to comply with, such sanctions, controls and regulations, as well as the United States Foreign Corrupt Practices Act, in its respective use and disposition of the Product. If Ampio learns, or has reasonable cause to believe, or if any branch or agency of the government of the United States claims that a violation of any applicable export regulation or other trade sanction, export control or trade regulation by Distributor has occurred or is likely to occur because of any shipment by Ampio to Distributor, Ampio shall promptly notify Distributor and may, in addition to any other remedy it may have, suspend all shipments to Distributor until Ampio is satisfied that such violation did not occur or has ceased to occur, or such claim is withdrawn or otherwise resolved in favor of Ampio.

Section 5.2 Customer Complaints and Product Safety. The Parties will cooperate in and each Party is responsible for full compliance with its requirements regarding Vigilance, Product complaint, Field Safety Notices, Product Recall requirements. Distributor shall promptly notify Ampio of any customer complaints of which it may become aware in relation to the Product or any component thereof. Distributor will provide such Product to Ampio for evaluation. Ampio will perform evaluations of such customer complaints and supply the results of such evaluations to Distributor, including, but not limited to, corrective action(s) and investigations. Distributor will respond directly to the Customer regarding the results of these evaluations. Ampio will be responsible for creating and implementing any corrective or preventive action that concerns the Product, and shall bear all cost relating to such corrective or preventive action, including all reasonable direct cost and expenses incurred by Distributor.

Section 5.3 Pharmacovigilance. Under overall Ampio oversight, Distributor shall at its own cost and expense, carry out pharmacovigilance procedures by means of collecting, monitoring, researching, assessing and evaluating information from healthcare providers and patients on the adverse effects of the Product with a view to identifying new information about hazards associated with Product and preventing harm resulting from Product.

Section 5.4 Recalls. In the event any component of the Product is subject to a recall or withdrawal or other field correction of Product in the Territory, the Parties will cooperate, under overall Ampio oversight, to manage the process in a commercially reasonable manner. In the event of a recall or potential recall or withdrawal or other field correction of any component of the Product, Ampio will notify and consult with Distributor with regard to the measures to be taken consistent with good business practices. Ampio shall be responsible for implementing any recall that concerns the Product, and shall bear all cost relating to such recall, including all reasonable direct cost and expenses incurred by Distributor, and Ampio will provide all replacement Product to Distributor or to Customers free of charge DDP (Incoterms 2010) destination as indicated by Distributor in writing.

Section 5.4 Regulatory Interface. Distributor shall be responsible for obtaining Registration of the Product in the Territory and shall exercise commercially reasonable efforts to obtain and Maintain any Product Registrations in the Territory during the Term. As between the Parties hereto, it is agreed that the Product Registrations shall be held in the name of Distributor, who shall be the beneficial owner of all Product Registrations and Ampio may not use the Product Registrations, or any of them, on or in respect of any product other than the Product or use any authorization other than one or more of the Product Registrations on or in respect of the Product, except as may be approved in writing by Distributor. Ampio agrees to use its commercially reasonable efforts to assist Distributor, at Distributor’s costs, in obtaining and Maintaining the Product Registrations. All costs to obtain or Maintain the Product Registrations shall be borne by Distributor. If any Governmental Authority gives notice to Distributor that its Product Registration may be invalid or may be revoked, limited, or conditioned, Distributor shall promptly inform Ampio, but in any case not more than 5 Business Days following Distributor’s receipt of such notice. In support of Distributor’s Registration of the Product, Ampio will (a) shall supply to Distributor efficacy, quality and safety data as specified by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH), (b) perform or cause to be performed and will supply to Distributor data from Zone 4 stability testing of the Product, and (c) will provide suitable evidence that the site at which the Product is manufactured complies with the Agency requirements (ANVISA), including, if required, inspection by the Brazilian Regulatory Authorities at manufacturing site.

Section 5.5 Failure to Maintain. At any time during the Term, if Distributor fails to Maintain an existing Product Registration or any of the Product Registrations becomes invalid or not in full force and effect with the appropriate authorities in the Territory, then Ampio may either assume, to the extent permitted by applicable law, Distributor’s responsibilities under this Article V at Distributor’s costs or terminate this Agreement with regard to such Product with immediate effect.

Section 5.6 Regulatory Requirements. Distributor shall at all times label, package, promote, advertise, market distribute and sell the Product in accordance with all applicable Laws. Distributor shall also follow all relevant current written regulatory, quality assurance instructions and guidelines agreed by the Parties.

Section 5.7 Labeling. Subject to Section 3.2 hereof, all labeling and package inserts used in any way in connection with the Product shall comply with the Product labeling supplied or approved in writing by Ampio and with all applicable Laws. Distributor shall comply with any local legal requirements affecting the labeling and package inserts of the Product.

Section 5.8 Local Laws. Distributor shall keep Ampio informed of any Laws (including new published Laws or regulations as well as bills) of the Territory which might be applicable to, or affect the use or sale of, the Product in the Territory. Distributor shall inform Ampio of any instructions or requests inconsistent with these Laws, provided, however, that Ampio remains independently obligated to be aware of regulatory requirements in all jurisdictions where it has obtained and Maintains a Product Registration.

ARTICLE VI

INTELLECTUAL PROPERTY RIGHTS

Section 6.1 Grant of License; Ownership of Intellectual Property Rights. Ampio hereby grants Distributor a non-exclusive, royalty-free, limited license during the Term and under the Intellectual Property Rights of Ampio relating to the Product solely to purchase Product from Ampio and to promote, advertise, market, distribute and sell Product to Customers in the Territory in accordance with the terms and conditions of this Agreement. Distributor hereby grants Ampio a non-exclusive, royalty-free, limited license during the Term and under the Intellectual Property Rights of Distributor to use the Product Branding solely for the purposes of this Agreement and for no other purpose whatsoever.

Section 6.2 Use of Intellectual Property Rights. Distributor shall not alter, deface, remove, cover, mutilate, or add to, in any manner whatsoever, any patent notice, copyright notice, trademark, trade name, serial number, model number or legend that Ampio may attach or affix to the Product. Distributor also agrees that during the Term, it will not otherwise register or use any of Ampio’s Intellectual Property Rights or any word, symbol or design confusingly similar thereto, unless agreed by Ampio.

Section 6.3 Assistance. Distributor shall, at the expense of Ampio, take such steps as Ampio may reasonably require to assist Ampio in maintaining the validity and enforceability of the Intellectual Property Rights of Ampio, and Distributor will not do, or allow or authorize any Person to do, any act which could invalidate or be inconsistent with the Intellectual Property Rights of Ampio and shall not omit, or allow or authorize any Person to omit, to do any act which, by its omission, could invalidate or be inconsistent with the Intellectual Property Rights.

Section 6.4 Notice of Claims of Infringement. Distributor shall promptly notify Ampio of (a) any claims or objections that its use of the Intellectual Property Rights in connection with the promotion, advertising, marketing, distribution or sale of the Product may or will infringe the copyrights, patents, trademarks or other proprietary rights of another Person, and (b) any and all infringements, imitations, illegal use, or misuse, by any Person, of the Intellectual Property Rights of Ampio which come to its attention; provided, however, that Distributor will not take any legal action relating to the protection of any Intellectual Property Rights of Ampio without the prior written approval of Ampio; and provided further, that Distributor shall render Ampio, at Ampio’s expense, all reasonable assistance in connection with any matter pertaining to the protection of the Intellectual Property Rights, whether in courts, administrative agencies, or otherwise.

Section 6.5 Notice of Infringement. Distributor shall promptly notify Ampio of any infringement, violation, claim or objection in the Territory of or relating to the Intellectual Property Rights or Confidential Information (including trademarks, patents, know-how, etc.) of Ampio which come to Distributor’s attention, and shall, at the expense of Ampio, cooperate in taking such action as Ampio may reasonably deem necessary in connection with any such infringement, violation, claim or objection.

Section 6.6 Reservation of Rights. Except as otherwise expressly set forth herein, either Party reserves all right, title and interest in the Intellectual Property Rights of it or any of its Affiliates, and the other Party shall not acquire, or be deemed to have acquired, any right, title or interest whatsoever as a result of this Agreement in the Intellectual Property Rights of either Party or any of its Affiliates. Subject to Section 11.3, upon expiration or termination of this Agreement for any reason, the Parties agree to immediately discontinue any further use of the Intellectual Property Rights of the other Party granted under this Agreement.

ARTICLE VII

CONFIDENTIALITY

Section 7.1 Non-Disclosure Obligations. During the Term, a Party may, at its sole discretion, disclose certain Confidential Information to the other Party. This information will be used solely to permit the receiving Party to exercise its rights and perform its obligations under this Agreement. The receiving Party shall not disclose any Confidential Information to a Third Party and shall refrain from using or exploiting any and all Confidential Information for any purpose or activities other than those specifically authorized in this Agreement. The receiving Party shall keep such Confidential Information secret during the Term of this Agreement and for 10 years after the expiration or termination hereof. For clarity, the terms of this Agreement shall be deemed the confidential information of Ampio.

Section 7.2 Ownership of Material. Except as otherwise expressly provided for herein, all files, lists, records, documents, drawings and specifications which incorporate or refer to all or a portion of the Confidential Information shall remain the sole property of the disclosing Party. Such materials shall be promptly returned upon the earlier of (a) the disclosing Party’s reasonable request, or (b) expiration or termination of this Agreement.

Section 7.3 Exceptions. The provisions of this Article VII shall not apply, or shall cease to apply, to data and information supplied by a Party if such data or information (a) was already known to the receiving Party, (b) becomes part of the public domain without a breach of confidence by the receiving Party or any other Person, (c) was received by the receiving Party from a Third Party without restrictions on such Third Party’s use in favor of the disclosing Party, or (d) was required to be disclosed pursuant to any statutory or regulatory provision or court order (in which case only such portion of Confidential Information shall be disclosed as is required, and the provisions of this Article VII shall not apply for disclosure in accordance with the respective statutory or regulatory provision or court order only), provided that the receiving Party shall have the burden of establishing any of the foregoing exceptions.

ARTICLE VIII

REPRESENTATIONS, WARRANTIES AND LIABILITIES

Section 8.1 By Ampio. Ampio represents and warrants to Distributor that (i) Ampio has the full right and authority to enter into this Agreement and grant the rights granted herein; (ii) Ampio has not previously granted and will not grant any right in conflict with any of the rights granted herein; and (iii) to Ampio’s knowledge on the Effective Date, there is no existing or threatened action, suit or claim pending against it with respect to its right to enter into and perform any of its obligations under this Agreement.

Section 8.2 By Distributor. Distributor represents and warrants to Ampio that (i) Distributor has the full right and authority to enter into this Agreement and grant the rights granted herein; (ii) Distributor has not previously granted and will not grant any right in conflict with any of the rights granted herein; and (iii) to Distributor’s knowledge on the Effective Date, there is no existing or threatened action, suit or claim pending against it with respect to its right to enter into and perform its obligations under this Agreement.

Section 8.3 Product Warranty and Remedies.

(a) Subject to Section 8.3(b), Ampio hereby warrants that the Product shall be free from material defects in material and workmanship under normal use and maintenance as provided in the applicable instructions and fulfills the Specifications, for a period of 12 months from the date of shipment of the Product.

(b) Distributor shall maintain inventory of Product on a first in, first out (FIFO) basis. For Product with expiration date, Distributor shall distribute such Product by lowest expiration date first.

(c) Subject to Section 4.9, the obligation of Ampio under the warranties set forth in this Section 8.3 is limited to replacement or credit of Product that prove defective. The foregoing notwithstanding, Ampio shall not be responsible for damage to any Product resulting from misuse, negligence or accident by any Person other than Ampio.

Section 8.4 No Implied Warranties. THE EXPRESS REPRESENTATIONS AND WARRANTIES GIVEN IN THIS AGREEMENT ARE THE ONLY REPRESENTATIONS OR WARRANTIES GIVEN BY AMPIO WITH RESPECT TO THE PRODUCT AND ARE GIVEN IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF NONINFRINGEMENT, TITLE, MERCHANTABILITY, COURSE OF DEALING, USAGE OF TRADE, AND FITNESS FOR A PARTICULAR PURPOSE. DISTRIBUTOR’S EXCLUSIVE REMEDIES AND AMPIO’S SOLE LIABILITY FOR ANY NONCONFORMITY OR DEFECT IN ANY PRODUCT SHALL BE THOSE EXPRESSED IN THIS AGREEMENT.

Section 8.5 Limitation of Liability. An essential purpose of the limited exclusive liabilities and remedies in this Agreement is allocation of risk between Ampio and Distributor, which allocation of risks is reflected in the purchase price for the Product. EXCEPT FOR AMPIO’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 9 AND/OR AMPIO’S LIABILITY ARISING OUT OF TERMINATION OF THIS AGREEMENT BY DISTRIBUTOR PURSUANT TO SECTION 10.2, OR AS A RESULT OF A BREACH OF SECTION 7, UNDER NO CIRCUMSTANCES SHALL AMPIO’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR AMPIO’S PERFORMANCE OR ASSERTED FAILURE TO PERFORM HEREUNDER, IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE PURCHASE PRICE OF THE PRODUCT OR PART THEREOF TO WHICH SUCH LIABILITY RELATES. EXCEPT

FOR LIABILITY ARISING AS A RESULT OF A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 9 OR AS A RESULT OF A BREACH OF SECTIONS 6.1 AND/OR 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, TORT OR ANALOGOUS DAMAGES, INCLUDING DAMAGES RESULTING FROM LOSS OF USE, PROFITS, REVENUES, BUSINESS OR GOODWILL, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnity.

(a) Ampio Indemnity. Ampio will indemnify, defend, and hold harmless Distributor, and each of its officers, directors, agents, employees, representatives, successors, and authorized assigns (collectively, “Distributor Indemnitees”), from and against any and all liabilities, losses, damages, and expenses , including without limitation reasonable attorney’s fees and expenses (the “Losses”) relating to any demand, claim, suit or proceeding brought by a Third Party to the extent arising from or occurring as a result of: (i) Ampio’s material breach of this Agreement, (ii) any negligent or willful act or omission by or on behalf of Ampio, (iii) violation of any applicable Law by Ampio, (iv) the actual or alleged infringement of a claim of a patent or the actual or alleged infringement or misappropriation of a Third Party Intellectual Property Right by the Product, (v) physical injury (including death) and/or property damage actually or allegedly caused by the Product, or (vi) any other representation, act or omission by or on behalf of Ampio, including Ampio’s performance of or failure to perform any term or condition of this Agreement. Ampio shall not be liable for any Losses resulting from the negligent or willful misconduct of any Distributor Indemnitee.

(b) Distributor Indemnity. Ampio shall not be liable for any Losses to the extent incurred by Distributor or any other person or entity, and Distributor shall indemnify, defend, and hold harmless Ampio and its Affiliates and their officers, directors, agents, employees, representatives, successors, and authorized assigns (collectively, “Ampio Indemnitees”) from and against any and all Losses relating to any demand, claim, suit or proceeding brought by a Third Party to the extent arising from or occurring as a result of (i) Distributor’s material breach of this Agreement, (ii) any negligent or willful act or omission by or on behalf of Distributor; (iii) violation of any applicable Law by Distributor, (iv) the labeling, packaging, use, offer for sale, sale or distribution of any Product, (v) any modification made to the Product without Ampio’s prior written consent including physical injury (including death) and/or property damage actually or allegedly caused by it, (vi) any termination or expiration of any Sub-Distributor (to the extent not attributable to any direct relationship, including any relationship preceding this Agreement, entered into between Ampio and such Sub-Distributor independently from this Agreement), or (vii) any other representation, act or omission by or on behalf of Distributor, including Distributor’s performance of or failure to perform any term or condition of this Agreement. Distributor shall not be liable for any Losses resulting from the negligent or willful misconduct of any Ampio Indemnitee.

Section 9.2 Indemnification Procedure.

(a) A Party that intends to claim indemnification under this Section 9 shall promptly notify the indemnifying Party of any such claims in respect of which such Party intends to claim such indemnification, and if applicable such indemnifying Party shall assume the defense thereof with counsel mutually satisfactory to the Parties; provided that such Party shall have the right to retain its own counsel and, in case compensation for fees and expenses are not otherwise awarded, compensation for such reasonable costs shall be paid by such indemnifying Party provided such indemnifying Party is responsible for the defense thereof, if representation of such Party by the counsel retained by such indemnifying Party would be inappropriate due to actual or potential conflicting interests between such Party and any other Party represented by such counsel. The indemnification provided for by this Section 9 shall not apply to amounts paid in settlement of any such claim if such settlement is effected without the consent of the indemnifying Party, which consent shall not be unreasonably withheld. The failure to deliver notice to the indemnifying Party within a reasonable time after the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve the indemnifying Party of any liability to the other Party under this Section 9.3 to the extent so prejudiced, but the omission so to deliver notice to such indemnifying Party shall not otherwise relieve it of any liability that it may have to such other Party. The indemnified Party shall cooperate fully with the other Party in the investigation of any such claim covered by this indemnification.

(b) If Distributor receives a demand, claim, suit or proceeding subject to Ampio indemnification under Section 9.1(a)(iv), Distributor shall notify Ampio promptly in writing and give Ampio information, assistance and exclusive authority to evaluate, defend and settle such claim. Ampio shall then at its own expense and option, (i) settle the claim (which settlement shall include for Distributor the right to sell and use the Product pursuant to this Agreement); (ii) procure for Distributor the right to sell and use the Product pursuant to this Agreement; (iii) replace or modify the Product to avoid infringement; (iv) defend against such claim; or (v) remove the Product and indemnify and hold harmless Distributor. Should any court of competent jurisdiction hold in a final decision that the sale, manufacture, or use of such Product constitutes infringement, Ampio shall pay any costs and damages finally awarded against Distributor on the account of such infringement, and if the use of such Product is enjoined, Ampio shall take one more of the actions under clauses (ii), (iii) or (v) above. Ampio reserves the right, at its sole option, to notify Distributor in writing that as a result of a claim, suit or proceeding or threat of same in the Territory, Distributor may not market or sell the Product in such Territory, effective as of such written notice, subject to full indemnification of Distributor. The foregoing states the entire and complete liability of Ampio for any patent infringement or claimed infringement by reason of the sale, manufacture or use of the Product or any part thereof. This Section 9.3(b) shall also apply in the event Ampio receives a claim, suit or proceeding relating to an actual or alleged infringement of a claim of a patent or an actual or alleged infringement or misappropriation of a Third Party Intellectual Property Right by the Product.

ARTICLE X

TERM AND TERMINATION

Section 10.1 Term and Renewal The term of this Agreement shall be for a period of twenty (20) years from the date of the first commercial delivery of Product, unless earlier terminated under the provisions of this Agreement (the “Term”).

Section 10.2 Termination for Cause. This Agreement may be terminated by Ampio or Distributor in the event of any of the following:

(a) immediately upon written notice to the other, if the other Party becomes insolvent or seeks protection under any bankruptcy, receivership, “recuperação judicial/extrajudicial”, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other Party which proceeding remains undismissed for a period of 30 days; or

(b) in the event that the other Party fails to perform or otherwise materially breaches any of its obligations hereunder, and does not cure such failure or breach within 60 days of receipt of written notice from the non-breaching Party of such failure or breach. In no event, however, shall such notice of intention to terminate be deemed to waive any rights to damages or any other remedy which the Party giving notice of breach may have as a consequence of such failure or breach.

For clarity, the date of any notice of termination for cause under this Section 10.2 shall also be an Exclusivity Termination Date notwithstanding any wind-down period provided herein.

Notwithstanding the foregoing, Ampio shall have the right, in its sole discretion to in lieu of terminating the Agreement in full pursuant to Section 10.2, convert Distributor’s appointment pursuant to Section 1.1 from exclusive to non-exclusive.

If Ampio terminates this Agreement pursuant to this Section 10.2 due to Distributor’s breach of Section 2.6 hereof, Ampio shall have, the right to collect damages equal to the quantity of Product as set forth in the most recent Forecast multiplied by the Transfer Price; further claims are excluded.

Section 10.3 Termination without Cause. This Agreement may be terminated by Ampio without cause upon one hundred twenty (120) days written notice. In the event Ampio terminates this Agreement under this Section 10.3, it shall be obligated to pay the following compensation to Distributor: (a) if Termination without Cause occurs prior to the time the Product is selling in the Territory, Ampio shall pay Distributor an amount equal to five (5) times Distributor’s out-of-pocket expenditures for commercialization of the Product through date of Termination; and (b) if Termination without Cause occurs after the Product is selling in the Territory, Ampio shall pay Distributor an amount equal to three (3) years’ projected net income to Distributor (the “Projected Income Amount”). The Projected Income Amount shall be determining utilizing the Distributor’s most recent annual forecast submitted under Section 4.2 hereof, subtracting the Distributor’s costs for the most recent calendar year that are directly related to its distribution of the Product, and multiplying the result by three.

ARTICLE XI

RIGHTS AND OBLIGATIONS UPON TERMINATION

Section 11.1 Cessation of Rights. Upon expiration, non-renewal or termination (collectively, “Termination”) of this Agreement for any reason whatsoever, no Party and none of its directors, officers, stockholders, Sub-Distributor or Affiliates shall have any further obligation to the other Party under this Agreement, except with respect to Sections 2.5(m), 3.1(d), 4.4., 4.6, 4.7, 4.10, 6.2, 6.6, 8.4, 8.5, 10.2, 10.4, 10.5 and 10.5, Articles 7, 9, 11 and 12 and the definitions in Exhibit I (which shall survive Termination of this Agreement), except that nothing in this Section 10.5 shall prejudice any rights, claims, or causes of action that may have accrued hereunder or with respect hereto prior to the date of such Termination, including for breach of this Agreement (whether based upon the Termination or otherwise).

Section 11.2 No Penalties; Survival. Without prejudice to any rights or right of action which may have accrued during the Term, and subject to Sections 10.2, 10.4 and 10.5, neither Party shall be entitled to any compensation or other penalty arising out of Termination, provided this Agreement has expired or been terminated in accordance with its terms.

Section 11.3 Return of Product and Information. Upon Termination of this Agreement, Distributor shall promptly and at the cost of Ampio return to Ampio or a Third Party designated by Ampio, all Product samples, Confidential Information and all other information supplied by Ampio; provided that in the event that this Agreement terminates as a result of a material uncured breach by Distributor, Ampio shall not be responsible for such return costs; and provided further, that Distributor may maintain a copy of Ampio’s Confidential Information for as long as reasonably necessary to comply with applicable Laws. Upon Termination of this Agreement, Ampio may, at its option, elect to purchase any remaining Product from Distributor at cost or allow Distributor to sell its remaining supply of Product in the Territory within reasonable time.

Section 11.4 Obligations of Distributor upon Termination. Upon Termination of this Agreement and subject to Section 11.3, Distributor shall immediately cease any and all use of the Product Registrations and shall reasonably cooperate in the execution of any documents and the taking of any actions reasonable requested by Ampio to enable Ampio or its designees to obtain its own Product Registrations upon the cancellation of Product Registrations held by Distributor without interruption or disruption to the distribution, marketing or sales of the Product in the Territory. In addition to the foregoing, upon any expiration or termination of this Agreement, Distributor shall provide to Ampio or its designees written authorization for Ampio or its designees to market and sell the Product in the Territory under the Product Registration held by Distributor, until such time as Ampio or its designees obtains all required Regulatory Approvals for the same, at which time Distributor shall cause its Product Registrations to be cancelled.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Notices All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 12.1:

if to Distributor:

FBM Industria Farmaceutica, Ltda.

VP 1-B Qd, 8B Mod. 9/21

75133-600 DAIA, Anapolis – GO, Brazil

Attention: Moises Alves de Oliveira Neto.

Attention: Marcelo Reis Perillo

Facsimile:

with a copy (which shall not constitute notice) to:

FBM Industria Farmaceutica, Ltda.

VP 1-B Qd, 8B Mod. 9/21

75133-600 DAIA, Anapolis – GO, Brazil

Attention: Dr. Alexandre Feliciano Ferreira

Facsimile:

if to Ampio:

Ampio Pharmaceuticals, Inc.

5445 DTC Parkway, Suite 925

Greenwood Village, CO 80111 USA

Attention: Chief Executive Officer

Facsimile: +1 720-437-6501

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: Larry Wittenberg

Facsimile: 617-523-1231

All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) 1 Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service or (z) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.

Section 12.2 Definitions. For the purposes of this Agreement, the following terms have the following meanings:

“Active Ingredient” means the chemical compound known as (i) tramadol (base) (ii) any salt of tramadol; (iii) any metabolites, isomers, enantiomers, polymorphs or pro-drugs of tramadol or of any salt of tramadol and (iv) any compounds obtained by forming or breaking a non-covalent bond with or of any of (i), (ii) or (iii) if such compounds retain the activity of tramadol.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such first Person. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls 50% or more of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation), or otherwise possesses the power to direct the management or policies of the other Person, whether through ownership of voting securities or by contract or otherwise; provided that solely for purposes of this Agreement, no Party shall be deemed to be an “Affiliate” of any other Party (or any of its Affiliates).

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions at the domicile of Ampio or Distributor are permitted or required by Law, executive order or decree of a Governmental Authority to remain closed.

“Business Plan” means a description of the plan for marketing the Product in the Territory during the Term, including at least: (1) the projected minimum sales quantities per quarter during the Term; (2) the distribution route (direct or indirect), (3) the projected reimbursement for the Product, (4) and any other information reasonably necessary for the Parties to assess the commercialization of the Product in the Territory.

“Competitor” means any Third Party which, by itself or through any of its Affiliates, is engaged or otherwise participating in any business or other activity involving the manufacture for commercial sale or distribution of Product that compete with Product.

“Confidential Information” means all data and information of a confidential or proprietary nature, including know-how and trade secrets relating to the business, the affairs and the Product of a Party. Confidential Information may be communicated orally, in writing or in any other recorded or tangible form. Data and information shall be considered to be Confidential Information, (a) if a Party has advised the receiving Party of such confidential nature, or (b) if, due to such character or nature, a reasonable person in a like position and under like circumstances as the receiving Party would treat such as secret and confidential.

“Customer” means a Person who (a) is resident in the Territory; and (b) has entered into an agreement (oral or written, including purchase orders) for the purchase of Product with Distributor.

“Field” means persistent or recurrent ejaculation sooner than desired either before or shortly after penetration, typically reflecting an IELT (intravaginal ejaculatory latency time) of two minutes or less, over which the sufferer has minimal or no control, or such substantially similar description as may be adopted by the Governmental Authority in the Territory.

“Force Majeure” has the meaning as set forth in Section 12.8.

“Governmental Authority” means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental entity of any thereof, whether domestic or foreign.

“Intellectual Property Rights” means, collectively, all rights in, to and under patents, trade secret rights, copyrights, mask works, trademarks, service marks, trade dress and similar rights of any type under the laws of any Governmental Authority, including, without limitation, all applications and registrations relating to the foregoing, which either Party may at any time own, control, license, adopt, use or register with respect to the Product.

“Laws” means any law, statute, rule, regulation, guideline, ordinance or other pronouncement of any Governmental Authority having the effect of law or guidances of any Governmental Authority in the United States and in the Territory, or any province, county, city or other political sub-division thereof.

“Maintain” means that: (a) Distributor shall exercise commercially reasonable efforts to maintain the Product Registrations as valid and in force with the appropriate Governmental Authorities, (b) Distributor shall use commercially reasonable efforts to the extent possible to minimize the number and extent of any changes to the Product Registrations, and (c) Distributor shall notify Ampio of any change to any of the Product Registrations during the Term and any such change requested or required by appropriate Governmental Authorities in the Territory.

“Marketing Expenses” means the specific direct marketing, promotion and advertising costs incurred directly on account of the Product, including promotional materials, professional education, product-related public relations, relationships with opinion leaders and professional societies, market research, and other similar activities related to the Product. Such costs will include both internal overhead costs (e.g., salaries, benefits, supplies and materials, etc.) and costs of outside services and expenses (e.g., consultants, agency fees, meeting costs, etc.), in all cases only to the extent directly applicable to the Product. Notwithstanding anything to the contrary in the foregoing, Marketing Expenses shall specifically exclude the cost of activities that promote a party’s business as a whole without being specific to the Product relating disease (e.g., corporate image advertising).

“Person” means and includes any individual, corporation, trust, estate, partnership, limited liability company, joint venture company, association, league, governmental bureau or agency, or any other entity regardless of the type or nature thereof.

“Product Registrations” means existing and future marketing and regulatory authorizations relating to the Product in the Territory including such authorizations relating to any and all existing and future uses for the Product, necessary for import, labeling, packaging, advertisement, marketing, distribution and sale of the Product.

“Product” means an orally disintegrating tablet formulation of the Active Ingredient that is suitable for use in the Field.

“Specifications” shall mean the specifications for the Product that are included in the User Manual for such Product.

“Sub-Distributor” means any Third Party or any Affiliate of Distributor that has entered into a written agreement with Distributor for the distribution of Product anywhere in the Territory.

“Third Party” means any Person other than Ampio, Distributor or their respective Affiliates.

“Zertane” means Ampio’s trademark and/or trade dress for the Product.

Section 12.3 Descriptive Headings; Certain Interpretations. The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “or” is not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (f) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented, and all exhibits, appendices, schedules or other attachments thereto; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article,” “Section,” “Clause,” “Exhibit” or “Schedule” refer to an Article, Section or Clause of, or an Exhibit or Schedule to, this Agreement; (i) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; (j) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or after the date of this Agreement; and (k) references to monetary amounts shall be denominated in United States Dollars.

Section 12.4 Waivers. The waiver by either Party of a breach or default in any of the provisions of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder nor operates as a waiver of any breach or default by the other Party.

Section 12.5 Entire Agreement and Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the Parties, whether written or oral, relating to the same subject matter. No modification, amendment or supplements to this Agreement shall be effective for any purpose unless in writing, signed by each Party. Approvals or consents hereunder of a Party shall also be in writing.

Section 12.6 Severability. In the event that any provision herein shall be determined to be void or unenforceable in whole or in part for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions or part thereof contained in this Agreement and such void or unenforceable provisions shall be deemed to be severable from any other provisions or part thereof herein contained. In the event that any of the provisions herein contained are held to be unreasonable by reason of the duration or type or scope of services covered by the said provision then the said provision shall be given effect only to the extent as may be enforceable or deemed enforceable by any court of competent jurisdiction.

Section 12.7 Assignments. Neither Party shall transfer or assign the Agreement or delegate the performance of its obligations hereunder without the express written consent of the other Party. Notwithstanding the foregoing, either Party may assign this Agreement (a) to any of its Affiliates; or (b) to any Third Party in connection with the sale or transfer, by merger, reorganization, consolidation or otherwise, of all or substantially all of the Party’s business or assets to which this Agreement relates. This Agreement and the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 12.8 Force Majeure.

(a) Neither Party shall be liable to the other Party for any delay or omission in the performance of any obligation hereunder, where the delay or omission is due to any cause or conditions beyond the reasonable control of the Party obligated to perform, including strike or other labor difficulties, acts of God, acts of government, war (declared or undeclared), acts of terrorism, fire, epidemic of disease, riots, civil commotion, embargoes, government requisition or impoundment or other acts of any Governmental Authority or inability to obtain supplies (“Force Majeure”). For clarification, failure to obtain or maintain a Product Registration shall not be considered a Force Majeure event. If Force Majeure prevents or delays the performance by a Party of any obligation under this Agreement, then the Party claiming Force Majeure shall notify the other Party thereof in writing within 15 days of the occurrence of such Force Majeure.

(b) If the performance of this Agreement shall be prevented for a continuous period exceeding six months from the date of notice given pursuant to Section 12.8(a) due to an event of Force Majeure, the Party receiving notice of an event of Force Majeure shall be entitled to terminate this Agreement by giving written notice to the other. Distributor, if it is the Party receiving notice of an event of Force Majeure (instead of exercising its rights in the preceding sentence) may elect to extend the Term of this Agreement for one additional year. As regards the supply of Product for the remainder of the Term, absent termination by the Party receiving notice of an event of Force Majeure, this Agreement shall continue in full force and effect in accordance with its terms.

Section 12.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties hereto and such successors and assigns, any legal or equitable rights or remedies.

Section 12.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 12.11 Further Assurance. Each Party undertakes, at the request and cost and expense of the other Party, to sign all documents and to do all other acts, which may be necessary to give full effect to this Agreement.

Section 12.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, excluding its conflicts of laws principles.

Section 12.13 Governing Language. The official text of this Agreement shall be the English language, and any interpretation or construction of this Agreement shall be based thereon. If this Agreement or any documents or notices relating to it are translated into another language the English version shall be controlling in the event of discrepancy between the two.

Section 12.14 Arbitration.

(a) The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 12.14, if and when a dispute arises under this Agreement.

(b) In the event of a dispute between the Parties, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within 30 days either Party may commence arbitration as set forth below.

(c) All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. Such arbitration shall take place in New York, New York. The language of the arbitration shall be English. The arbitration award so given shall be a final and binding determination of the dispute and shall not include any damages expressly prohibited by Section 8.5. Except in a proceeding to enforce the results of the arbitration or as otherwise required by Law, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties.

(d) Notwithstanding the foregoing dispute resolution procedure, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) without submitting to such dispute resolution procedure if there is a reasonable likelihood of the occurrence of irreparable harm during the period of the dispute resolution procedure.

Section 12.15 Press Releases.

(a) Subject to Section 12.15(b), press releases or other similar public communications by a Party relating to this Agreement shall be subject to a right of reasonable prior review and approval by the other Party, which approval shall not be unreasonably withheld or delayed, provided that such right of approval shall not apply to communications required by applicable Law, disclosures of information for which consent has previously been obtained, or information that has been previously disclosed publicly, and provided, further, that any draft press release or other public communication submitted to a Party for its approval shall be deemed approved if such Party fails to notify the submitting Party within 5 Business Days of receipt thereof as to whether or not it has been approved.

(b) Distributor understands and agrees that Ampio may submit a copy of this Agreement to the United States Securities and Exchange Commission.

The Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Michael Macaluso
Name: Michael Macaluso
Title: Chief Executive Officer

FBM INDUSTRIA FARMACEUTICA, LTDA.

By:	/s/ Moises Alves de Oliveira Neto
Name: Moises Alves de Oliveira Neto
Title: Director

FBM INDUSTRIA FARMACEUTICA, LTDA.

By:	/s/ Marcelo Reis Perillo
Name: Marcelo Reis Perillo
Title: Director